Exhibit 10.1

SECOND AMENDMENT TO LEASE
(EXPANSION)

This Second Amendment to Lease (the "Agreement") is entered into as of June 16, 2022 (“Effective Date”), by and between WESTPORT OFFICE PARK, LLC, a Delaware limited liability company (formerly a California limited liability company) ("Landlord"), and ADICET THERAPEUTICS, INC., a Delaware corporation ("Tenant"), with respect to the following facts and circumstances:

Landlord and Tenant are parties to that certain Lease Agreement dated as of October 31, 2018, as amended by that certain First Amendment to Lease dated as of December 30, 2020 (collectively, the "Original Lease") of certain premises comprising approximately 50,305 square feet (the "Existing Premises") within the building located at 1000 Bridge Parkway, Redwood City, California 94065 (the "1000 Building"), and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the "Lease" shall refer to the Original Lease, as amended by this Agreement.

Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1.
As used in this Agreement, the following terms have the following meanings:

"Expansion Space" means a portion of the second floor of the building located at 1200 Bridge Parkway, Redwood City, California 94065 within the Project ("1200 Building" and collectively with the 1000 Building, the "Buildings"), commonly known as Suite 201 containing approximately 12,204 rentable square feet of area, and more particularly shown on Exhibit"A‑1" attached hereto.

"Expansion Space Commencement Date" shall mean the earliest of (a) the date upon which Tenant first commences to conduct business in the Expansion Space, or (b) fourteen (14) days after Landlord delivers the Expansion Premises to Tenant pursuant to Section 3 of this Agreement.

"Expansion Improvements" means the Tenant Improvements constructed in the Expansion Space in accordance with the Tenant Work Letter attached hereto as Exhibit "B"("Tenant Work Letter").

SMRH:4884-5429-6605.8	-1-

ACTIVE/117699601.1

2.
Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space. Accordingly, effective on the Expansion Space Commencement Date, Landlord leases the Expansion Space to Tenant and Tenant leases the Expansion Space from Landlord, and the following terms of the Original Lease are amended as follows:
2.1
The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Expansion Space, and Exhibit "A-1" attached hereto is hereby added to Exhibit "A" to the Original Lease.
2.2
For purposes of applying the terms of the Lease to the Expansion Space, references to the "Building" shall be deemed references to the “1000 Building,” the "1200 Building," or the "Buildings" where the context so requires.
2.3
The Maximum Parking Allocation with respect to the Expansion Space shall be twenty seven (27), which is based on a parking ratio of 2.25 non-exclusive parking spaces per one thousand (1,000) square feet of the rentable space in the Expansion Space.
2.4
During the Expansion Space Term (as defined below), and subject to Applicable Laws, the Expansion Space shall be used and occupied by Tenant solely for general office and administrative purposes consistent with a first-class office building and for no other purposes without the prior written consent of Landlord.
2.5
Building standard signage will be installed by Landlord on (i) the 1200 Building’s main lobby directory board, (ii) Tenant's main entry doors to the Expansion Space, and (iii) the monument serving the 1200 Building, at Tenant's sole cost and expense. Any change in such signage shall be only with Landlord's prior written consent, shall conform to Building standard signage and shall be at Tenant's sole cost and expense. The size, type, style, materials and colors of such signage, method of installation and specific location of such signage shall be subject to Section 32 of the Original Lease and Landlord's prior written approval in its sole discretion.
2.6
Tenant's Building Percentage of Operating Expenses and Tenant's Tax Percentage shall be determined separately for the Existing Premises and the Expansion Space. Tenant shall be required to pay Tenant's Building Percentage of Operating Expenses and Tenant's Tax Percentage for the Expansion Space during the Expansion Space Term. With respect to the Existing Premises, Tenant's Building Percentage shall mean Tenant's percentage of the entire 1000 Building as determined by dividing the rentable area of the Existing Premises by the total rentable area of the 1000 Building, and Tenant's Tax Percentage shall mean the percentage determined by dividing the rentable area of the Existing Premises by the total rentable area of all buildings in the Project. With respect to the Expansion Space, Tenant's Building Percentage shall mean Tenant's percentage of the entire 1200 Building as determined by dividing the rentable area of the Expansion Space by the total rentable area of the 1200 Building, and Tenant's Tax Percentage shall mean the percentage determined by dividing the rentable area of the Expansion Space by the total rentable area of all buildings in

SMRH:4884-5429-6605.8	-2-

ACTIVE/117699601.1

the Project. Accordingly, with respect to the Expansion Space during the Expansion Space Term, (a) Tenant's Building Only Percentage for the Expansion Space shall be 23.55%, (b) Tenant's Common Area Building Percentage for the Expansion Space shall be 1.20%, and (c) Tenant's Tax Percentage for the Expansion Space shall be 1.20%.
2.7
The Term with respect to the Expansion Space shall commence on the Expansion Space Commencement Date, and the Expiration Date with respect to the Expansion Space shall be the date that is the day prior to the day that is thirty six (36) months after the Expansion Space Commencement Date (the "Expansion Space Term"). In the event that Tenant exercises an extension option pursuant to the Original Lease such extension shall not apply to the Expansion Space; provided, however, in the event the Original Lease terminates pursuant to its terms, such termination shall apply to the entire Premises then subject to the Original Lease (including the Expansion Space).
2.8
During the Expansion Space Term Tenant agrees to pay Landlord Base Rent for the Expansion Space in accordance with the following schedule:

Period*	Annual Base Rent	Monthly Base Rent
01 – 12	$ 878,688.00	$ 73,224.00
13 – 24	$ 909,442.08	$ 75,786.84
25 – expiration of Expansion Space Term	$ 941,272.55	$ 78,439.38

* Measured from the first day of the month in which the Expansion Space Commencement Date falls.

The monthly Base Rent for the Expansion Space for the first month after the Expansion Space Commencement Date shall be payable upon the execution of this Agreement. The monthly Base Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease.

3.
Landlord shall use commercially reasonable efforts to deliver the Expansion Premises to Tenant in the condition required under this paragraph within three (3) business days after the Effective Date of this Agreement. Tenant shall accept the Expansion Space in its "AS IS" condition as of the date of this Agreement, reasonable wear and tear excepted, and otherwise broom clean and free and clear of all tenants, occupants, and personal property. Tenant agrees that except as expressly set forth in this Agreement and the Tenant Work Letter attached hereto as Exhibit B, Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Expansion Space Commencement Date. The taking of possession of the Expansion Space by Tenant shall be conclusive evidence that the Expansion Space and the 1200

SMRH:4884-5429-6605.8	-3-

ACTIVE/117699601.1

Building were in good and satisfactory condition at the time possession was taken by Tenant, except for “latent defects” (as defined in Section 2.3 of the Lease). Neither Landlord nor Landlord's agents have made any representations or promises with respect to the condition of the 1200 Building, the Expansion Space, the land upon which the Buildings are constructed, the present or future suitability or fitness of the Expansion Space or the 1200 Building for the conduct of Tenant's particular business, or any other matter or thing affecting or related to the Buildings or the Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise, except as expressly set forth in this Agreement or the Lease. Any improvements or personal property located in the Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose. Notwithstanding anything in this Agreement to the contrary, Landlord warrants that the roof of the 1200 Building, the parking lots serving the Expansion Space, and the base building systems (including, without limitation, the HVAC, mechanical, electrical, life safety, and plumbing systems), elevator, or site lighting serving the Expansion Space (collectively, the “Covered Items”), other than those constructed by Tenant, shall be in good operating condition on the Expansion Space Commencement Date. If a non-compliance with such warranty exists as of the Expansion Space Commencement Date, or if one of such Covered Items should malfunction or fail within sixty (60) days after such date, Landlord shall, as Landlord’s sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord’s expense. If Tenant does not give Landlord the required notice within such sixty (60) day period, Landlord shall have no obligation with respect to that warranty other than obligations regarding the Covered Items set forth elsewhere in the Lease. Tenant shall deliver to Landlord any modifications to Tenant's insurance required under the Original Lease to reflect the addition of the Expansion Space and Tenant's entry into the Expansion Space prior to the delivery of possession to Tenant. Landlord shall not be liable to Tenant or otherwise be in default hereunder in the event that Landlord is unable to deliver the Expansion Space to Tenant on the projected delivery date thereof due to the failure of any other tenant to timely vacate and surrender to Landlord such Expansion Space, or any portion thereof; provided, however, Landlord agrees to use its commercially reasonable efforts to enforce its rights to possession of such Expansion Space against such other tenant.
4.
Subject to the terms hereof and provided that Tenant and its agents do not materially interfere with, or delay, work by Landlord in the Buildings, at Landlord's reasonable discretion, Landlord shall allow Tenant access to the Expansion Space fourteen (14) days prior to the Expansion Space Commencement Date for the purpose of Tenant installing equipment or fixtures, cabling and furniture in the Expansion Space. Prior to Tenant's entry into the Expansion Space as permitted by the terms of this Section 4, Tenant shall submit a schedule to Landlord, for its approval in its reasonable discretion, which schedule shall detail the timing and purpose of Tenant's entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall reasonably cooperate, work in harmony and not materially interfere with Landlord or Landlord's contractors, agents or

SMRH:4884-5429-6605.8	-4-

ACTIVE/117699601.1

representatives in performing work in the 1200 Building, or interfere with the general operation of the Buildings or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant's early entry rights upon twenty-four (24) hours' prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Expansion Space or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Expansion Space Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant's work made in or about the Expansion Space in connection with such entry or to any property placed therein prior to the Expansion Space Commencement Date, the same being at Tenant's sole risk and liability (except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents or contractors). Tenant shall be liable to Landlord for any damage to any portion of the Expansion Space caused by Tenant or any of Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant's work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord's standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Buildings or Expansion Space and against injury to any persons caused by Tenant's actions pursuant to this Section 4.
5.
Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cushman & Wakefield and CBRE (collectively, "Landlord's Broker") and CBRE ("Tenant's Broker"). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker, agent, finder or similar person other than Landlord's Broker and Tenant's Broker. The commission with respect to this Agreement shall be paid to Landlord's Broker by Landlord pursuant to a separate agreement. Landlord's Broker will pay Tenant's Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord's Broker.
6.
As additional consideration for this Agreement, Tenant hereby certifies that:
(a)
The Original Lease (as amended hereby) is in full force and effect.

SMRH:4884-5429-6605.8	-5-

ACTIVE/117699601.1

(b)
Tenant is in possession of the entire Existing Premises and neither the Existing Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.
(c)
To Tenant's actual knowledge, without inquiry, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
(d)
All of Landlord's obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, except those provided for in the Tenant Work Letter attached hereto as Exhibit "B".
(a)
To Tenant’s actual knowledge, there are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.
(e)
All of the representations and warranties of Tenant in the Original Lease are hereby remade.
(f)
Tenant holds all right, title and interest of the tenant in and to the Original Lease and the Existing Premises and has not transferred, encumbered, assigned or sublet any interest therein or portion thereof.
1.
As additional consideration for this Agreement, Landlord hereby certifies that:
(b)
The Original Lease (as amended hereby) is in full force and effect.
(c)
To Landlord’s actual knowledge, without inquiry, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
(d)
To Landlord’s knowledge, without inquiry, there are no existing offsets or defenses which Landlord has against the enforcement of the Original Lease (as amended hereby) by Tenant.
8.
Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are ratified and confirmed and shall continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement, the Original Lease and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, constitute the entire agreement of the parties with respect to all matters discussed herein and therein, including, but not limited to, all matters relating to the Premises and the leasing relationship and supersede all other agreements and understandings between the parties, both written and oral. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement or the Lease.

SMRH:4884-5429-6605.8	-6-

ACTIVE/117699601.1

Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity other than Tenant’s attorneys, agents, assigns, accountants and consultants, or to an entity or person to whom disclosure is required by Applicable Laws, without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. Time is of the essence of this Agreement and the provisions contained herein. Each signatory of this Agreement represents that she or he has the authority to execute and deliver the same on behalf of the party for which such signatory is acting, and that upon the execution by such signatory, this Agreement is binding on behalf of the party for which such signatory is acting and enforceable against such party in accordance with its terms.

9.
Tenant Compliance.
9.1
Tenant represents, warrants and covenants to Landlord that: (i) it is not, and shall not during the Term of the Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, "Anti-Terrorism Laws"), including, without limitation, persons and entities named on the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (collectively, "Prohibited Persons"); (ii) to the best of its knowledge, it is not currently engaged in any transactions, provision of services to, or dealings with, or otherwise associated with, any Prohibited Persons, nor otherwise engaged in any activity that would violate Anti-Terrorism Laws in connection with the use or occupancy of the Premises or the Buildings; and (iii) it will not, during the Term of the Lease, engage in any transactions, provide services to, deal with, or be otherwise associated with, any Prohibited Persons, nor will it engage in any other activity that would violate Anti-Terrorism Laws in connection with the use or occupancy of the Premises or the Buildings.
9.2
Tenant certifies, represents, warrants and covenants to Landlord that it shall not during the Term of the Lease engage in activities that would violate the provisions of the U.S. Foreign Corrupt Practices Act and the anti-bribery laws of other nations generally. Accordingly, (i) Tenant has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Landlord or the Premises, made, promised, or offered to make any payment or transfer of anything of value, directly or indirectly to any US or non-US government official or to an intermediary for payment to any such government official; and, (ii) Tenant has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Landlord or the Premises, made, promised, or offered to make any payments or transfers of value that have the purpose or effect of public or commercial bribery, or

SMRH:4884-5429-6605.8	-7-

ACTIVE/117699601.1

acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.
9.3
Tenant certifies, represents, warrants and covenants to Landlord that it shall not during the Term of the Lease engage in activities that would violate the provisions of the US Bank Secrecy Act as amended by the USA Patriot Act ("AML Laws"). In this regard Tenant will not engage in, facilitate or permit the Premises or the Buildings to be used in connection with transactions that in any way involve the proceeds of crime under US law or are related to the financing of terrorist activities. Further, Tenant will not use proceeds of crime to pay its obligations under the Lease.
9.4
If at any time after the date hereof Tenant becomes a Prohibited Person or is accused by The Office of Foreign Assets Control or other Federal Authorities of being associated with a person designated as a Prohibited Person, then it shall notify Landlord within five (5) business days after becoming aware of such designation. If at any time after the date hereof Tenant becomes a Prohibited Person or Tenant otherwise breaches any certification, representation, warranty or covenant set forth in this Section 9.4, then such event shall constitute an event of default hereunder and under the Lease, entitling Landlord to any and all remedies under the Lease or at law or in equity (including the right to terminate the Lease), without affording Tenant any notice or cure period. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify, and hold harmless Landlord from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants. Tenant's indemnification obligations in this Section 9.4 shall survive the expiration or earlier termination of the Lease.

1.
Landlord Compliance.
2.9
Landlord certifies, represents, warrants and covenants to Tenant that, to Landlord’s actual knowledge, Landlord is not, and shall not during the Term of the Lease knowingly engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Project.
2.10
Landlord certifies, represents, warrants and covenants to Tenant that it shall not during the Term of the Lease engage in activities that would violate the provisions of the U.S. Foreign Corrupt Practices Act and the anti-bribery laws of other nations generally. Accordingly, (i) Landlord has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Tenant and the Premises, made, promised, or offered to make any payment or transfer of anything of value, directly or indirectly to any US or non-US government official or to an intermediary for payment to any such government official; and, (ii) Landlord has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Tenant and the Premises, made, promised, or offered to make any payments or transfers of value that have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.

SMRH:4884-5429-6605.8	-8-

ACTIVE/117699601.1

2.11
Landlord certifies, represents, warrants and covenants to Tenant that it shall not during the Term of the Lease engage in activities that would violate the provisions of the AML Laws. In this regard Landlord will not engage in or facilitate the Buildings to be used in connection with transactions that in any way involve the proceeds of crime under US law or are related to the financing of terrorist activities.
2.3
If Landlord breaches any certification, representation, warranty or covenant set forth in this Section 10 with respect to the Buildings, such event, shall constitute an event of default hereunder, entitling Tenant to any and all remedies expressly provided to Tenant in the Lease.
3.
Tenant represents, warrants and covenants to Landlord that, as of the date hereof and throughout the term of the Lease, Tenant is not, and is not entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan. Notwithstanding any terms to the contrary in the Lease or this Agreement, in no event may Tenant assign or transfer its interest under the Lease to a third party who is, or is entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan if such transfer would could cause Landlord to incur any prohibited transaction excise tax penalties or other materially adverse consequences under the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended or similar law. Tenant represents and warrants to Landlord that (i) neither Tenant nor any of its "affiliates" has the authority (A) to appoint or terminate PGIM, Inc. ("PGIM") as investment manager of the PRISA II Separate Account, (B) to negotiate the terms of a management agreement between PGIM and the PRISA II Separate Account or (C) to cause an investment in or withdrawal from the PRISA II Separate Account and (ii) Tenant is not "related" to PGIM (within the meaning of Part VI(h) of Department of Labor Prohibited Transaction Exemption 84-14).
4.
Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Project has not undergone an inspection by a "Certified Access Specialist" and except to the extent expressly set forth in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Project with accessibility

SMRH:4884-5429-6605.8	-9-

ACTIVE/117699601.1

standards. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Buildings with regard to such inspections and shall be subject to Landlord's prior written consent.
5.
Notwithstanding anything to the contrary in the Lease, Tenant's obligation to pay rent and other amounts due under the Lease shall not be abated or limited in the event access to, use of, and/or services provided to the Premises, the Buildings, and/or the Project is or are prevented, limited or impaired in compliance with Applicable Laws or as a precaution in connection with a community health emergency, including any epidemic, quarantine, or infectious disease-related outbreak.
6.
If Tenant is billed directly by a public utility with respect to Tenant's electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's electricity usage with respect to the Premises directly from the applicable utility company.
7.
This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one document. Electronic signatures are deemed to be equivalent to original signatures for purposes of this Agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in "portable document format" (".pdf"), or by any other electronic means intended to preserve the original appearance of a document, shall constitute effective execution and delivery of this Agreement to the parties and may be used in lieu of an original hard-copy agreement. Tenant hereby consents to the use of any third party electronic signature capture service providers as may be chosen by Landlord.

[Remainder of Page Intentionally Left Blank]

SMRH:4884-5429-6605.8	-10-

ACTIVE/117699601.1

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

LANDLORD: WESTPORT OFFICE PARK, LLC, a Delaware limited liability company By: /s/ Jessica Brock Jessica Brock, Authorized Signatory [Printed Name and Title]

Tenant:

ADICET THERAPEUTICS, INC., a Delaware corporation

By: /s/ Chen Schor

     Its: Chen Schor, President and CEO

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

SMRH:4884-5429-6605.8	-11-

ACTIVE/117699601.1

EXHIBIT A-1

EXPANSION SPACE

(See Attached.)

SMRH:4884-5429-6605.8	Exhibit A-1

ACTIVE/117699601.1

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter is attached to and made a part of that certain Second Amendment to Lease dated June 16, 2022 (the "Amendment") between WESTPORT OFFICE PARK, LLC, a Delaware limited liability company (formerly a California limited liability company) ("Landlord"), and ADICET THERAPEUTICS, INC., a Delaware corporation ("Tenant"), which amends a lease between Landlord and Tenant (as modified from time to time, the "Lease") more particularly described in the Amendment. Any capitalized term used and not otherwise defined in this Tenant Work Letter has the meaning given such term in the Amendment (or, if not defined in the Amendment, the meaning given such term in the Lease). This Tenant Work Letter sets forth the terms and conditions relating to the construction of the Expansion Improvements in the Expansion Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Space, in sequence, as such issues will arise during the actual construction of the Expansion Space.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell, and core (i) of the Expansion Space and (ii) of the floor(s) of the 1200 Building on which the Expansion Space are located (collectively, the "Base, Shell, and Core"), and subject to correction of latent defects (as defined in Section 2.3 of the Lease) subsequently discovered, Tenant shall accept the Base, Shell and Core and the Expansion Space in their current "As-Is" condition existing as of the date of the Amendment and the Expansion Space Commencement Date, except as otherwise expressly provided in the Lease and this Tenant Work Letter. Tenant shall install in the Expansion Space certain "Tenant Improvements" (as defined below) pursuant to the provisions of this Tenant Work Letter. Except for Landlord's obligation to disburse the Tenant Improvement Allowance as described below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Expansion Space, the 1200 Building or the Project. Notwithstanding anything to the contrary contained herein, Landlord covenants to correct, at its sole cost and not as an Operating Expense payable by Tenant, any failure of the existing exterior path of travel for the Expansion Space to comply with current codes, including without limitation the Americans with Disabilities Act, as reasonably interpreted by Landlord's architect as of the date of the Lease, to the extent such correction is reasonably necessary in order to obtain a building permit or a certificate of occupancy for the Tenant Improvements in the Expansion Space; provided that nothing contained herein shall be deemed to prohibit Landlord from obtaining a variance or relying upon a grandfathered right in order to achieve compliance with those codes.

SECTION 2

TENANT IMPROVEMENTS

ACTIVE/117699601.1

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") in the amount of up to, but not exceeding $10.00 per rentable square foot of the Expansion Space (i.e., up to $122,040.00, based on 12,204 rentable square feet in the Expansion Space), for the costs relating to the design, permitting, installation and construction of Tenant's improvements which are permanently affixed to the Expansion Space (the "Tenant Improvements"); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is twelve (12) months after the Expansion Space Commencement Date. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below). In no event shall the Tenant Improvement Allowance be used for purposes of constructing improvements in the Expansion Space for purposes of offering space for sublease or for the benefit of a subtenant.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the "Tenant Improvement Allowance Items"):

2.2.1.1 Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord, Tenant, and their respective consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, contractors' fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4 The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith; provided that no costs that Landlord is to pay as its sole cost pursuant to Section 1 of this Tenant Work Letter shall be included;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws and building codes (collectively, "Code");

2.2.1.6 Sales and use taxes and Title 24 fees;

ACTIVE/117699601.1

2.2.1.7 The "Coordination Fee," as that term is defined in Section 4.2.2.2 of this Tenant Work Letter;

2.2.1.8 The costs and expenses associated with complying with all national, state and local codes, including California Energy Code, Title 24, including, without limitation, all costs associated with any lighting or HVAC retrofits required thereby; and

2.2.1.9 All other reasonable costs expended by Landlord in connection with the construction of the Tenant Improvements, and which are expressly payable by Tenant to Landlord pursuant to the terms and provisions of this Work Letter.

2.2.1.10 Notwithstanding anything in the Lease or this Tenant Work Letter to the contrary, Landlord shall pay, and Tenant shall have no responsibility for, and no portion of the Tenant Improvement Allowance shall be applied against the following costs associated with the Tenant Improvements: (i) costs to bring any portions of the Project outside of the Existing Premises and the Expansion Space into compliance with Applicable Laws, including, without limitation, the Americans with Disabilities Act and Environmental Public and Animal Welfare Requirements; (ii) profit and overhead charges paid to Landlord other than the Coordination Fee; and (iii) costs occasioned by the presence of Hazardous Materials or Biological Materials at the Expansion Space or the 1200 Building prior to the commencement of construction.

2.2.2 Disbursement of Tenant Improvement Allowance. Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1 Monthly Disbursements. On or before the twenty-fifth (25th) day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 below, approved by Tenant, using the AIA G702/G703 form (and, when applicable, the AIA G701 form for any change orders), showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Expansion Space, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the "Final Costs Statement," as that term is defined in Section 4.2.1 below; (ii) invoices from (a) the Contractor; (b) all other “Tenant's Agents,” as that term is defined in Section 4.1 below, who submit bills for payment for labor rendered and materials delivered to the Expansion Space; and (c) all professional service providers (for example, the Architect, engineers and construction managers) (the “Service Providers”); (iii) executed mechanic's lien releases from all of Tenant's Agents, the Contractor, and all of the Service Providers (except any Service Providers that Tenant establishes to Landlord's reasonable satisfaction do not have mechanic's lien rights) with respect to the work covered by the current request for payment which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136; (iv) executed unconditional mechanics lien releases from Tenant’s Agents, the Contractor, and all of

ACTIVE/117699601.1

the Service Providers (except any Service Providers that Tenant establishes to Landlord's reasonable satisfaction do not have mechanic's lien rights) with respect to the work covered by the prior request for payment which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8134 and 8138; and (v) all other reasonable and customary information as to the current status of construction and payment of the costs thereof reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. On or before the last day of the following calendar month, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention") and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings", as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Space, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the 1200 Building, the curtain wall of the 1200 Building, the structure or exterior appearance of the 1200 Building, or any other tenant's use of such other tenant's leased premises in the 1200 Building.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

2.2.3 Specifications for Building Standard Components. Landlord has established specifications as generally described in Rider Exhibit B to the Lease ("Specifications") for the 1200 Building standard components to be used in the construction of the Tenant Improvements in the Expansion Space which Specifications have been received by Tenant. Tenant acknowledges that the Specifications are not an all-inclusive list of specifications and the specifications of items not specifically addressed in the Specifications are subject to Landlord's approval. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications. Landlord may make reasonable changes to the Specifications from time to time that do not have a material impact on the timing, substance or cost of construction of the Tenant Improvements. Changes to Specifications mandated by applicable law shall be deemed reasonable.

ACTIVE/117699601.1

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain Form 4 Architects (the "Architect") to prepare the Construction Drawings. The Contractor shall prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in connection with the Tenant Improvements. The plans and drawings to be prepared by Architect and the Contractor hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the Specifications. Notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expansion Space before any architectural working drawings or engineering drawings have been commenced. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Within five (5) business days after Landlord's receipt of the Final Space Plan for the Expansion Space, Landlord may, in its reasonable discretion, request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Expansion Space if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Contractor to complete the architectural and engineering drawings for the Expansion Space, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the "Final Working Drawings"), and shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Expansion Space if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord. Landlord and Tenant shall continue such process until Landlord has reasonably approved the Final Working Drawings.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of

ACTIVE/117699601.1

the Expansion Space by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Space and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant's Selection of Contractor and Tenant's Agents.

4.1.1 The Contractor. Tenant shall use CP Construction (the “Contractor”) for the construction of the Tenant Improvements.

4.1.2 Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that, in any event, Tenant must contract with Landlord's base building subcontractors (or with subcontractors Tenant has previously used for work in the Existing Premises in accordance with the Original Lease, other subcontractors reasonably approved by Landlord) for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Expansion Space. Tenant shall be responsible for causing the Contractor and Tenant's Agents to preserve labor harmony and to manage and resolve all labor disputes resulting from the performance of the Tenant Improvement work.

4.2 Construction of Tenant Improvements by Tenant's Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant's execution of the construction contract and general conditions with Contractor (the "Contract"), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. The Contract shall provide for a guaranteed maximum price or a stipulated sum as the contract amount and shall be fully executed and delivered by Tenant and Contractor prior to the commencement of construction. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the "Final Costs Statement"), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor which costs form a basis for the amount of the Contract, if any (the "Final Costs"). Prior to the commencement of construction of the Tenant Improvements, Tenant shall supply

ACTIVE/117699601.1

Landlord with cash in an amount (the "Over-Allowance Amount") by which the Final Costs exceed the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs shall, to the extent they exceed the remaining balance of the Tenant Improvement Allowance, be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount and, in any event, prior to the commencement of the construction of such changes, or, at Landlord's option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) above, for Landlord's approval, prior to Tenant paying such costs.

4.2.2 Tenant's Agents.

4.2.2.1 Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant's and Tenant's Agents' construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant's Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord's base building contractor and subcontractors with respect to the Base, Shell and Core or any other work in the 1200 Building; (iii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all reasonable rules of which Tenant has prior written notice made by Landlord's 1200 Building contractor or Landlord's 1200 Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

4.2.2.2 Coordination Fee. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to the product of (i) three percent (3%), and (ii) the sum of the Tenant Improvement Allowance, the Over-Allowance Amount, as such amount may be increased hereunder, and any other amounts expended by Tenant in connection with the design and construction of the Tenant Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements. Landlord shall be entitled to charge the amount of the Coordination Fee against the Tenant Improvement Allowance required to be contributed by Landlord hereunder, or if funds are not available from the Tenant Improvement Allowance for such purposes, Tenant will pay such amounts within twenty (20) days following delivery of Landlord's invoice.

4.2.2.3 Indemnity. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities

ACTIVE/117699601.1

related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expansion Space.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount covering the full replacement cost of all work in connection with the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance; notwithstanding the foregoing, Landlord acknowledges that, as of the date of this Lease, many insurers are unwilling to provide third parties (such as Landlord) with notice of cancellation and agrees that if the insured is unable to obtain such commitment from its insurer (despite the insured’s commercially reasonable efforts), then the insured's obligation pursuant to the provisions of this sentence will be to notify Landlord within five (5) days following the insured's receipt of any notice of cancellation from the insurer. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents, and shall name as additional insureds Landlord's Property Manager, Landlord's Asset Manager, and all mortgagees and ground lessors of the 1200 Building. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

ACTIVE/117699601.1

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved, provided Landlord shall only disapprove work which is substandard as described in Section 2.2.2.2(ii) or due to non-compliance of any work with the Approved Working Drawings. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the 1200 Building, the structure or exterior appearance of the 1200 Building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord (unless such meetings are held by telephone or videoconference), and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.

4.3 Notice of Completion; Copy of "As Built" Plans. Within fifteen (15) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the 1200 Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of

ACTIVE/117699601.1

construction, (B) to certify in accordance with the standards of professional care of the industry generally applicable to architects that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Expansion Space, and (D) to deliver to Landlord a computer disk or other commonly used memory device containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Space.

4.4 Coordination by Tenant's Agents with Landlord. Upon Tenant's delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1 Tenant's Representative. Tenant has designated Nick Harvey as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord's Representative. Landlord has designated Robert Ebert as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant under the Lease or a default by Tenant under this Tenant Work Letter has occurred at any time on or before the substantial completion of the Expansion Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to suspend the construction of the Expansion Space (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Space caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Space caused by such inaction by Landlord). In addition, if the Lease is terminated

ACTIVE/117699601.1

prior to the Expansion Space Commencement Date, for any reason due to an Event of Default by Tenant under the Lease or a default under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

ACTIVE/117699601.1